Exhibit 99.1
NEWS RELEASE

Media contact:	Amy Richardson, Director of Communications, (701) 451-3580 or (866) 410-8780
Investor contact:	Loren Hanson, Director of Shareholder Services, (218) 739-8481 or (800) 664-1259

For release:	November 3, 2008	Financial Media
Otter Tail Corporation Announces Third Quarter Earnings, Revises Guidance; Board of Directors Declares Dividend
FERGUS FALLS, Minnesota - Otter Tail Corporation (NASDAQ: OTTR) today announced financial results for the quarter ended September 30, 2008.
Highlights
•	Third quarter revenues of $352.9 million compared with $302.2 million for the third quarter of 2007.

•	Consolidated net income of $9.6 million for the third quarter of 2008 compared with $13.3 million for the third quarter of 2007.

•	Diluted earnings per share of $0.31 for the third quarter of 2008 compared with $0.44 for the third quarter of 2007.

•	On September 24, 2008 the corporation issued 5,175,000 common shares in a public offering yielding net proceeds of $149.1 million.

•	On October 30, 2008 the Board of Directors declared a quarterly common stock dividend of 29.75 cents per share payable December 10, 2008 to shareholders of record on November 14, 2008.

•	The Board also declared quarterly dividends on the corporation’s four series of preferred stock, payable December 1, 2008 to shareholders of record on November 14, 2008.

•	The corporation is revising its 2008 diluted earnings per share guidance to be in the range of $1.05 to $1.30 from its previously announced range of $1.25 to $1.50.
CEO Overview
“Along with most companies, we are experiencing the effects of a weakened and unpredictable economy. Although our third quarter results improved over the second quarter, they fell short of expectations,” said John Erickson, president and chief executive officer of Otter Tail Corporation. “We are experiencing a continuation of the difficult general business conditions as noted last quarter, including reduced demand for ShoreMaster’s waterfront equipment, the impact of sluggish housing and construction markets on our plastics segment and, more importantly, higher costs related to DMI Industries’ startup of new facilities and integration of new customers as it prepares for anticipated wind industry growth.”
Erickson added that reductions in raw potato supplies and increased energy costs resulted in lower earnings at Idaho Pacific Holdings. Otter Tail Power Company’s results were in line with the previous year, but lower than expected due to mild summer temperatures and the outcome of a Minnesota rate case earlier in the year. The corporation’s transportation and construction companies produced strong results for the quarter, primarily due to infrastructure services provided to wind farm and electric transmission projects in development.
“Ongoing economic volatility makes it increasingly difficult to project earnings,” Erickson said. “Given our third quarter results and the impact of continued economic uncertainty at several of our companies as outlined further in this release under our 2008 Expectations, we are lowering our prior 2008 earnings guidance from a range of $1.25 to $1.50 to a range of $1.05 to $1.30 per diluted share.”
“Although we need to adjust our expectations given current economic realities, we are methodically addressing challenges, working to control costs and making substantial commitments for future growth,” Erickson said. “Despite the difficult year our balance sheet is strong, we have sufficient liquidity under our credit facilities, and we remain in compliance with our debt covenants. We completed our equity offering in September, which allowed us to invest in major organic growth opportunities in wind energy projects.” The investments include Otter Tail Power Company’s construction of 32 wind turbines at the Ashtabula Wind Center in North Dakota, and DMI Industries’ expansion of wind tower manufacturing plants in North Dakota and Oklahoma.
“While we cannot predict swings in the overall economy, we anticipate stronger financial performance across our organization in 2009 because of expected returns on these major investments and improvements at several of our operating companies,” Erickson said. “We remain committed to our diversification strategy as the right path to long-term growth and stability.”
Segment Performance Summary
Electric
The electric segment recorded revenues of $82.9 million and net income of $6.5 million in the quarter ended September 30, 2008 compared with revenues of $72.1 million and net income of $6.5 million in the quarter ended September 30, 2007. The increase in electric revenues was due to a $4.6 million increase in revenues from retail sales of electricity, a $3.9 million increase in revenues from wholesale electricity sales and energy trading activities and a $2.2 million increase in other electric revenues.

The increase in retail revenues reflects $4.0 million in third quarter 2008 Minnesota and North Dakota Renewable Resource Cost Recovery Rider revenue. With the Minnesota Public Utilities Commission’s approval of Otter Tail Power Company’s request for a Renewable Resource Cost Recovery Rider on August 7, 2008, the electric utility accrued revenues for the recovery of its Minnesota portion of renewable energy expenses and investment costs going back to January 1, 2008. An approved increase in Minnesota retail electric rates of approximately 2.9% resulted in a $0.9 million increase in retail revenues in the third quarter of 2008. These revenue increases were partially offset by a decrease in revenues related to a 3.2% decrease in retail kilowatt-hour (kwh) sales resulting from a 17.3% reduction in cooling degree days between the quarters.
Wholesale electric revenues from company-owned generation were $9.1 million for the quarter ended September 30, 2008 compared with $5.7 million for the quarter ended September 30, 2007 as a result of a 37.7% increase in wholesale kwh sales combined with a 16.2% increase in the price per kwh sold. Net gains from energy trading activities, including net mark-to-market gains and losses on forward energy contracts, were $0.8 million for the quarter ended September 30, 2008 compared with $0.3 million for the quarter ended September 30, 2007. An increase of $2.6 million in revenues from contracted construction work for other entities on regional wind power projects was partially offset by a $0.4 million reduction in steam sales to an ethanol plant near the Big Stone Plant site.
Fuel and purchased power costs to serve retail and wholesale electric customers increased $5.7 million between the quarters. Fuel costs for generation for retail customers was down $0.5 million as a result of a 9.4% decrease in generation for system use, partially offset by a 6.5% increase in fuel costs per kwh generated for system use. Purchased power costs to serve retail customers increased $3.9 million as a result of a 39.2% increase in kwhs purchased combined with a 15.6% increase in the cost per kwh purchased for system use. Fuel costs for wholesale sales increased $2.3 million due to a 37.7% increase in wholesale kwh sales combined with a 48.7% increase in the cost of fuel per kwh generated for wholesale sales. Overall fuel costs per kwh generated increased 17.8%, but electricity from zero-fuel-cost wind turbines mitigated the increase in fuel costs per kwh from generation used to serve retail customers. A $5.6 million increase in electric operating and maintenance expenses between the quarters included: (1) a $2.3 million increase in costs related to contracted construction work completed for other entities on regional wind power projects, (2) the recognition of $1.5 million in expenses recoverable through the Minnesota Renewable Resource Cost Recovery Rider that had been deferred in the first six months of 2008 and (3) $1.4 million in increased wage and benefit expenses. Depreciation expenses increased

$1.3 million as a result of recent capital additions, including 27 wind turbines at the Langdon Wind Energy Center.
Plastics
The plastics segment recorded revenues of $36.7 million and net income of $1.6 million in the quarter ended September 30, 2008 compared with revenues of $37.0 million and net income of $1.4 million in the quarter ended September 30, 2007. The slight decrease in revenues was due to a decrease in pounds of polyvinyl chloride (PVC) pipe sold, offset by an increase in PVC pipe prices. A decrease in bonus incentives as a result of lower sales and revenues in 2008 contributed to the increase in plastics segment net income between the quarters.
Manufacturing
The manufacturing segment recorded revenues of $127.8 million and net income of $0.4 million in the quarter ended September 30, 2008 compared with revenues of $95.3 million and net income of $3.5 million in the quarter ended September 30, 2007. DMI Industries, Inc. recorded an increase of $17.0 million in revenue due to increased production, but less than optimal productivity rates associated with ramping up operations at DMI’s Oklahoma plant, higher costs due to steel surcharges, increased depreciation expense and higher interest costs contributed to a $2.0 million reduction in DMI’s net income between the quarters. Included in DMI’s cost of goods sold for the three months ended September 30, 2008 are costs of $1.5 million associated with start-up inefficiencies at DMI’s new plant in Oklahoma. At BTD Manufacturing, Inc. revenues increased $12.7 million, including $6.7 million in third quarter 2008 revenues from Miller Welding & Iron Works, acquired in May 2008, $4.0 million from increased sales to existing customers and $2.0 million from higher prices driven by higher material costs. BTD’s net income increased $0.9 million between the quarters, with $0.2 million coming from Miller Welding. Also, BTD’s operating income in the third quarter of 2008 was reduced by $0.3 million for the sale of inventory fair-valued at Miller Welding as required under business combination accounting rules. At T.O. Plastics, Inc., a revenue increase of $1.6 million was offset by higher material, overhead and depreciation costs resulting in no change in net income. At ShoreMaster, Inc., revenues increased $1.2 million as a result of a $3.3 million increase in revenue from commercial sales, partially offset by a $2.1 million increase in dealer sales incentive discounts. ShoreMaster’s net income decreased $1.9 million as the increase in commercial revenue was offset by a $3.5 million increase in cost of goods sold. The increases in commercial revenue and cost of goods sold are mainly related to a large marina project in Costa Rica, scheduled for completion in December 2008. ShoreMaster’s third quarter 2008 results also include $0.9 million in losses and plant closure costs related to the shutdown and sale of ShoreMaster’s production facility in California following the completion of a major marina project in the state.

Health Services
The health services segment recorded revenues of $31.1 million and net income of $0.3 million in the quarter ended September 30, 2008 compared with revenues of $31.4 million and net income of $0.1 million in the quarter ended September 30, 2007. Revenues from scanning and other related services were down $0.1 million. Revenues from equipment sales and servicing were also down $0.1 million. The $0.2 million increase in health services net income resulted from a $0.4 million after-tax gain on the sale of a portable imaging business in Wisconsin in the third quarter of 2008.
Food Ingredient Processing
The food ingredient processing segment recorded revenues of $15.3 million and a net loss of $1.1 million in the quarter ended September 30, 2008 compared with revenues of $15.7 million and net income of $1.0 million in the quarter ended September 30, 2007. The $0.4 million decrease in revenues is due to a 4.8% decrease in pounds of product sold, partially offset by a 2.5% increase in the price per pound of product sold. Lower production caused by potato supply shortages at the end of the 2007 crop and a late harvest of the 2008 crop increased overhead costs per unit of sales. These supply constraints, combined with energy costs rising at rates faster than could be passed through to customers, increased costs and lowered profits on products sold in the third quarter of 2008.
Other Business Operations
Other business operations recorded revenues of $59.6 million and net income of $4.3 million in the quarter ended September 30, 2008 compared with revenues of $51.2 million and net income of $1.4 million in the quarter ended September 30, 2007. At the construction companies, revenues increased $3.8 million. Net income increased $2.2 million mainly as a result of increased margins on wind turbine and electric transmission line projects. In the trucking operations, revenues increased $4.6 million while operating expenses increased $3.3 million, resulting in a $0.8 million increase in net income. The increase in trucking company revenue and net income is mainly due to an expansion into heavy-haul services in the fourth quarter of 2007.
Corporate
Corporate expenses, net-of-tax, were $2.4 million in the quarter ended September 30, 2008 compared with $0.4 million in the quarter ended September 30, 2007. The increase is mainly due to interest costs on certain debt held at corporate, but also reflects increases in stock-based compensation, benefit expenses, software licensing and maintenance expenses and increases in outside professional service costs related to the formation of a holding company.

2008 Expectations
Otter Tail Corporation is revising its 2008 earnings guidance to be in a range of $1.05 to $1.30 per diluted share from its previously announced range of $1.25 to $1.50. The revised earnings guidance is subject to risks and uncertainties given current global economic conditions and the other risk factors outlined below. Contributing to the revised earnings guidance for 2008 are the following items:
•	The corporation continues to expect increased levels of net income from the electric segment in 2008, but to a lesser degree due to milder weather conditions in the third quarter and early fourth quarter, an unscheduled outage at Hoot Lake Plant Unit 2 late in the third quarter and the impact of lower forward energy prices on asset-based wholesale margins. The increase is attributable to the 2.9% rate increase granted in Minnesota and rate riders for wind energy in North Dakota and Minnesota. The increase also results from having lower-cost generation available for the year, as there have been no major shutdowns of Big Stone Plant or Coyote Station in 2008.
•	The corporation expects the plastics segment’s 2008 performance to be below normal levels as this segment continues to be impacted by the sluggish housing and construction markets. Also, announced reductions in PVC resin prices in October 2008 are expected to negatively impact PVC pipe prices, profit margins on PVC pipe sales and the value of PVC pipe held in inventory. Announced capacity expansions are not expected to have a material impact on 2008 results.
•	The corporation expects a further decrease in net income in the manufacturing segment in 2008. Increased capacity related to recent expansions and acquisitions as well as the start-up of DMI’s wind tower manufacturing plant in Oklahoma in 2008 are expected to result in increased levels of revenue. DMI is investing in new facilities and incurring costs related to starting up and expanding facilities as well as integrating new customers in order to prepare for the anticipated growth in the wind industry subsequent to 2008. This is expected to result in a decrease in net income in 2008 compared with 2007. Also, for ShoreMaster the continuing impact of a softening economy on its residential business and limited access to credit markets for customers to finance construction of commercial projects is expected to cause a further decrease in net income for this segment in 2008. Backlog in place on September 30, 2008 in the manufacturing segment to support revenues for the remainder of 2008 is approximately $131 million. This compares with $95 million in revenue earned in the fourth quarter of 2007. DMI Industries accounts for a substantial portion of the 2008 backlog.

•	The health services segment expects a further decline in net income in 2008 due to lower utilization levels of certain imaging assets and cancellation of equipment orders by hospitals that were expected to occur in 2008 but have been either completely cancelled or delayed into 2009 due to concerns over the weakening economy and limited access to credit markets to finance equipment purchases.
•	The corporation expects a significant reduction in net income from its food ingredient processing business in 2008 as a result of higher natural gas and fuel oil prices (during the first three quarters) and reductions in raw potato supplies which are expected to lower sales volumes for the rest of 2008.
•	The other business operations segment is expected to have higher net income in 2008 compared with 2007. Backlog for the construction businesses at the end of the third quarter of 2008 was approximately $48 million for the remainder of 2008 compared with $51 million in revenue in the fourth quarter of 2007.
•	Corporate general and administrative costs are expected to increase in 2008.
Risk Factors and Forward-Looking Statements that Could Affect Future Results
The information in this release includes certain forward-looking information, including 2008 expectations, made under the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Although the corporation believes its expectations are based on reasonable assumptions, actual results may differ materially from those expectations. The following factors, among others, could cause actual results for the corporation to differ materially from those discussed in the forward-looking statements:
•	The corporation is subject to federal and state legislation, regulations and actions that may have a negative impact on its business and results of operations.

•	Actions by the regulators of the electric segment could result in rate reductions, lower revenues and earnings or delays in recovering capital expenditures.

•	Any significant impairment of the corporation’s goodwill would cause a decrease in the corporation’s assets and a reduction in its net operating performance.

•	A sustained decline in the corporation’s common stock price below book value may result in goodwill impairments that could adversely affect the corporation’s results of operations and financial position, as well as credit facility covenants.

•	The terms of some of the corporation’s contracts could expose the corporation to unforeseen costs and costs not within the corporation’s control, which may not be recoverable and could adversely affect the corporation’s results of operations and financial condition.

•	The corporation is subject to risks associated with energy markets.

•	Future operating results of the electric segment will be impacted by the outcome of rate rider filings in Minnesota for transmission investments.

•	Certain costs currently included in the fuel clause adjustment (FCA) in retail rates may be excluded from recovery through the FCA but may be subject to recovery through rates established in a general rate case.

•	Weather conditions or changes in weather patterns can adversely affect the corporation’s operations and revenues.
•	Electric wholesale margins could be further reduced as the Midwest Independent Transmission System Operator market becomes more efficient.
•	Electric wholesale trading margins could be reduced or eliminated by losses due to trading activities.
•	The corporation’s electric generating facilities are subject to operational risks that could result in unscheduled plant outages, unanticipated operation and maintenance expenses and increased power purchase costs.
•	Wholesale sales of electricity from excess generation could be affected by reductions in coal shipments to the Big Stone and Hoot Lake plants due to supply constraints or rail transportation problems beyond the corporation’s control.
•	The corporation’s electric segment has capitalized $10.8 million in costs related to the planned construction of a second electric generating unit at its Big Stone Plant site as of September 30, 2008. Should approvals of permits not be received on a timely basis, the project could be at risk. If the project is abandoned for permitting or other reasons, a portion of these capitalized costs and others incurred in future periods may be subject to expense and may not be recoverable.
•	Federal and state environmental regulation could cause the corporation to incur substantial capital expenditures and increased operating costs.
•	Existing or new laws or regulations addressing climate change or reductions of greenhouse gas emissions by federal or state authorities, such as mandated levels of renewable generation or mandatory reductions in carbon dioxide (CO2) emission levels or taxes on CO2 emissions, that result in increases in electric service costs could negatively impact the corporation’s net income, financial position and operating cash flows if such costs cannot be recovered through rates granted by ratemaking authorities in the states where the electric utility provides service or through increased market prices for electricity.
•	The corporation may not be able to respond effectively to deregulation initiatives in the electric industry, which could result in reduced revenues and earnings.
•	The corporation’s manufacturer of wind towers operates in a market that has been influenced by the existence of a Federal Production Tax Credit. This tax credit is scheduled to expire on December 31, 2009. Should this tax credit not be renewed, the revenues and earnings of this business, as well as the electrical contracting business in the corporation’s other businesses segment, could be reduced.
•	If the corporation is unable to achieve the organic growth it expects, its financial performance may be adversely affected.
•	The corporation’s plans to grow and diversify through acquisitions and capital projects may not be successful and could result in poor financial performance.
•	The corporation’s plans to acquire, grow and operate its nonelectric businesses could be limited by state law.
•	Competition is a factor in all of the corporation’s businesses.
•	Economic uncertainty could have a negative impact on the corporation’s future revenues and earnings.
•	Volatile financial markets and changes in the corporation’s debt rating could restrict the corporation’s ability to access capital and could increase borrowing costs and pension plan expenses. Disruptions, uncertainty or volatility in the financial markets can also adversely impact the results of operations, the ability of customers to finance purchases of goods and services, and the financial condition of the corporation as well as exert downward pressure on stock prices and/or limit the corporation’s ability to sustain its current common stock dividend level.
•	As of September 30, 2008, the corporation’s defined benefit pension plan assets have declined significantly since December 31, 2007. At this time, the corporation is unable to predict the plan’s asset values and required valuation parameters. The corporation will measure its plan’s asset values, pension benefit obligations and calculate the 2009 pension benefit expense and 2009 annual plan contribution requirements at December 31, 2008.

•	The price and availability of raw materials could affect the revenue and earnings of the corporation’s manufacturing segment.

•	The corporation’s food ingredient processing segment operates in a highly competitive market and is dependent on adequate sources of raw materials for processing. Should the supply of these raw materials be affected by poor growing conditions, this could negatively impact the results of operations for this segment.

•	The corporation’s food ingredient processing and wind tower manufacturing businesses could be adversely affected by changes in foreign currency exchange rates.

•	The corporation’s plastics segment is highly dependent on a limited number of vendors for PVC resin, many of which are located in the Gulf Coast regions, and a limited supply of resin. The loss of a key vendor or an interruption or delay in the supply of PVC resin could result in reduced sales or increased costs for this business. Reductions in PVC resin prices could negatively impact PVC pipe prices, profit margins on PVC pipe sales and the value of PVC pipe held in inventory.

•	Changes in the rates or method of third-party reimbursements for diagnostic imaging services could result in reduced demand for those services or create downward pricing pressure, which would decrease revenues and earnings for the corporation’s health services segment.

•	The corporation’s health services businesses may be unable to renew and continue to maintain the dealership arrangements with Philips Medical which are scheduled to expire on December 31, 2008.

•	Technological change in the diagnostic imaging industry could reduce the demand for diagnostic imaging services and require the corporation’s health services operations to incur significant costs to upgrade their equipment.

•	Actions by regulators of the corporation’s health services operations could result in monetary penalties or restrictions in the corporation’s health services operations.

•	A significant failure or an inability to properly bid or perform on projects by the corporation’s construction businesses could lead to adverse financial results.
For a further discussion of other risk factors and cautionary statements, refer to reports the corporation files with the Securities and Exchange Commission.
About The Corporation: Otter Tail Corporation has interests in diversified operations that include an electric utility, manufacturing, health services, food ingredient processing and infrastructure businesses which include plastics, construction and transportation. Otter Tail Corporation stock trades on the NASDAQ Global Select Market under the symbol OTTR. The latest investor and corporate information is available at www.ottertail.com. Corporate offices are located in Fergus Falls, Minnesota, and Fargo, North Dakota.
See Otter Tail Corporation’s results of operations for the three and nine months ended September 30, 2008 and 2007 in the attached financial statements. Consolidated Statements of Income, Consolidated Balance Sheets — Assets, Consolidated Balance Sheets — Liabilities and Equity

Otter Tail Corporation

Consolidated Statements of Income
For the Three and Nine Months Ended September 30, 2008 and 2007
In thousands, except share and per share amounts
(not audited)

	Quarter Ended September 30,		Year-to-Date September 30,
	2008	2007	2008	2007
Operating Revenues by Segment:
Electric	$82,883	$72,110	$249,139	$232,662
Plastics	36,690	36,975	99,685	114,319
Manufacturing	127,778	95,330	345,715	286,341
Health Services	31,139	31,360	91,144	96,775
Food Ingredient Processing	15,333	15,714	47,144	53,612
Other Business Operations	59,650	51,231	145,840	126,964
Corporate Revenue and Intersegment Eliminations	(554)	(485)	(1,911)	(1,473)

Total Operating Revenues	352,919	302,235	976,756	909,200

Operating Expenses:
Fuel and Purchased Power	29,188	23,493	93,042	91,027
Nonelectric Cost of Goods Sold (depreciation included below)	213,999	179,868	583,457	521,500
Electric Operating and Maintenance Expense	35,318	29,750	95,005	88,329
Nonelectric Operating and Maintenance Expense	37,222	30,211	108,211	92,346
Plant Closure Costs	883	—	2,295	—
Depreciation and Amortization	16,563	13,366	47,600	39,406

Total Operating Expenses	333,173	276,688	929,610	832,608

Operating Income (Loss) by Segment:
Electric	10,513	12,286	37,714	33,805
Plastics	3,096	2,515	5,685	13,383
Manufacturing	3,059	7,953	8,198	25,098
Health Services	614	348	(254)	3,631
Food Ingredient Processing	(1,644)	1,979	1,346	5,064
Other Business Operations	7,626	2,582	6,570	4,999
Corporate	(3,518)	(2,116)	(12,113)	(9,388)

Total Operating Income	19,746	25,547	47,146	76,592

Interest Charges	7,269	4,927	21,023	14,821
Other Income	1,157	619	2,745	1,232
Income Taxes	4,003	7,907	7,490	23,160

Net Income (Loss) by Segment
Electric	6,519	6,493	22,545	17,491
Plastics	1,641	1,384	2,913	7,610
Manufacturing	380	3,477	1,160	11,351
Health Services	254	53	(525)	1,709
Food Ingredient Processing	(1,074)	993	734	2,985
Other Business Operations	4,341	1,361	3,370	2,595
Corporate	(2,430)	(429)	(8,819)	(3,898)

Total Net Income	9,631	13,332	21,378	39,843
Preferred Stock Dividend	184	184	552	552

Balance for Common:	$9,447	$13,148	$20,826	$39,291

Average Number of Common Shares Outstanding:
Basic	30,513,578	29,745,600	30,108,381	29,644,866
Diluted	30,817,013	29,995,660	30,398,235	29,887,510

Earnings Per Common Share:
Basic	$0.31	$0.44	$0.69	$1.33
Diluted	$0.31	$0.44	$0.69	$1.31

Otter Tail Corporation
Consolidated Balance Sheets
Assets
In thousands
(not audited)

	September 30,	December 31,
	2008	2007
Current Assets
Cash and Cash Equivalents	$17,862	$39,824
Accounts Receivable:
Trade—Net	171,681	151,446
Other	22,636	14,934
Inventories	111,042	97,214
Deferred Income Taxes	6,904	7,200
Accrued Utility and Cost-of-Energy Revenues	14,207	32,501
Costs and Estimated Earnings in Excess of Billings	60,616	42,234
Other	23,953	15,299

Total Current Assets	428,901	400,652

Investments	8,120	10,057
Other Assets	24,108	24,500
Goodwill	106,778	99,242
Other Intangibles—Net	35,977	20,456

Deferred Debits
Unamortized Debt Expense and Reacquisition Premiums	6,784	6,986
Regulatory Assets and Other Deferred Debits	41,024	38,837

Total Deferred Debits	47,808	45,823

Plant
Electric Plant in Service	1,066,957	1,028,917
Nonelectric Operations	306,181	257,590

Total	1,373,138	1,286,507
Less Accumulated Depreciation and Amortization	538,693	506,744

Plant—Net of Accumulated Depreciation and Amortization	834,445	779,763
Construction Work in Progress	127,937	74,261

Net Plant	962,382	854,024

Total	$1,614,074	$1,454,754

Otter Tail Corporation
Consolidated Balance Sheets
Liabilities and Equity
In thousands
(not audited)

	September 30,	December 31,
	2008	2007
Current Liabilities
Short-Term Debt	$111,955	$95,000
Current Maturities of Long-Term Debt	3,389	3,004
Accounts Payable	128,547	141,390
Accrued Salaries and Wages	27,507	29,283
Accrued Taxes	10,248	11,409
Other Accrued Liabilities	14,284	13,873

Total Current Liabilities	295,930	293,959

Pensions Benefit Liability	39,537	39,429
Other Postretirement Benefits Liability	31,378	30,488
Other Noncurrent Liabilities	21,157	23,228

Deferred Credits
Deferred Income Taxes	111,256	105,813
Deferred Tax Credits	17,527	16,761
Regulatory Liabilities	64,066	62,705
Other	330	275

Total Deferred Credits	193,179	185,554

Capitalization
Long-Term Debt, Net of Current Maturities	340,667	342,694
Class B Stock Options of Subsidiary	1,255	1,255

Cumulative Preferred Shares	15,500	15,500

Cumulative Preference Shares	—	—

Common Shares, Par Value $5 Per Share	176,922	149,249
Premium on Common Shares	240,996	108,885
Retained Earnings	257,327	263,332
Accumulated Other Comprehensive Income	226	1,181

Total Common Equity	675,471	522,647

Total Capitalization	1,032,893	882,096

Total	$1,614,074	$1,454,754